EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

Automotive Lease Guide (alg), Inc.	Delaware
Chrome Systems, Inc.	Delaware
Credit Online, Inc.	Delaware
dealerAccess, Inc.	Delaware
DealerTrack AAX, Inc.	Delaware
DealerTrack Aftermarket Services, Inc.	Delaware
DealerTrack Canada, Inc.	Ontario, Canada
DealerTrack Data Services, Inc.	Delaware
DealerTrack Digital Services, Inc.	Delaware
DealerTrack, Inc.	Delaware
DealerTrack Independent Dealer Services, Inc.	Delaware
DealerTrack Specialty Solutions, Inc.	Delaware
DealerTrack Systems, Inc.	Delaware
Trade Tracker, Inc.	Delaware
webalg, inc.	Delaware